                                  EXHIBIT 99.1


On January 16, 2001, the Registrant issued the following press release:


        PYR ENERGY REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED
                               NOVEMBER 30, 2000

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced that for the first fiscal quarter ended November 30, 2000, the Company had a net loss of $147,218 or 0.7 cents ($.007) per common share, compared with a net loss of $165,627 or 1.1 cents ($.011) per common share for the corresponding quarter ended November 30, 1999. The Company has had no revenues from the sale of oil or natural gas production.

     Interest income was $111,128 and $56,842 for the quarters ended November 30, 2000 and 1999, respectively. The increase in interest income for the recently completed quarter resulted from additional cash received from a private placement completed in August 2000. General and administrative expenses were $254,248 and $217,845 for the quarters ended November 30, 2000 and 1999, respectively. The increase for the quarter ended November 30, 2000 resulted primarily from increases in investor and stockholder relations expense.

     In November 2000, the Company acquired an additional 1.544% working interest at the East Lost Hills Natural Gas exploration project in the San Joaquin Basin of California, increasing PYR's total working interest to 12.1193%.

     During the quarter ended November 30, 2000, all of the 14,263.41 shares of the Company's Series A Convertible Preferred Stock were converted into a total of 2,377,234 shares of common stock.

     At November 30, 2000, the Company had cash of $4,618,899, working capital of $4,632,520, total assets of $20,363,201, current liabilities of $65,747 and total stockholders' equity of $20,297,454. There were 21,689,053 shares of common stock outstanding at November 30, 2000.

OPERATIONS:

     At the Company's previously announced East Lost Hills discovery well, the ELH #1, physical construction and installation of a transportation pipeline and on-site production facilities are in the final stages of completion. PYR estimates that natural gas and condensate production from this well will commence in February 2001.

     The ELH #2 step-out well, located approximately 1.5 miles northwest of the ELH #1 well, has been drilled and cased to a depth of 18,011 feet. Completion operations have begun to test this well as a potential gas producer.

     At the ELH #3 well, intermediate casing is being run to a current depth of approximately 18,900 feet with the intent to continue drilling to lower depths. This well is designed to test a geologically separate feature from the structure encountered by the Company's drilling activities at East Lost Hills.

     The ELH #4 well, located approximately 4.5 miles southeast of the ELH #1 well, commenced drilling operations on November 26, 2000. This well is currently drilling below 12,400 feet, with a total depth targeted at 20,000 feet.

     Berkley Petroleum, Inc. (TSE:BKP) is the operator for all four of these East Lost Hills wells.

     Denver-based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.


                                      # # #


This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."